UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING

                        Commission File Number 000-24693
                                               ---------

(Check One):  [X] Form 10-K [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q [ ] Form
              10-D [ ] Form N-SAR [ ] Form N-CSR

     For Period Ended:    December 31, 2008
                          -----------------

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:

  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Extensions, Inc
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Full Name of Registrant


Former Name if Applicable

770 South Post Oak Lane, Suite 330
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Address of Principal Executive Offices (Street and Number)

Houston , TX 77056
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check appropriate box)

   | (a)  The reasons described in reasonable detail in Part III of this
   |      form could not be eliminated without unreasonable effort or expense;
   |
   | (b)  The subject annual report, semi-annual report, transition report
   |      on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof
[x]|      will be filed on or before the 15th calendar day following the
   |      prescribed due date; or the subject quarterly report or transition
   |      report on Form 10-Q, 10-QSB, or portion thereof will be filed on or
   |      before the fifth calendar day following the prescribed due date; and
   |
   | (c)  The accountant's statement or other exhibit required by Rule
   |      12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q,10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant has experienced delays in completing its financial statements for the year ended December 31, 2008, as the registrant's auditors were unable to timely complete their audit. As a result, the registrant is delayed in filing its Form 10-K for the year ended December 31, 2008.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

M. Richard Cutler                     706                    737-6600
-----------------                     ---                    --------
     (Name)                        (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).     [X] Yes [  ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[  ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                EXTENSIONS, INC.
                                ----------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date     March 30, 2009        By  \s\ Crawford Shaw
         --------------            -----------------
                                   Crawford Shaw, President